SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 14A
                                (Rule 14a-101)

                           INFORMATION REQUIRED IN
                               PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                     the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only
    (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           FEDERAL SCREW WORKS
               (Name of Registrant as Specified In Its Charter)

                       ____________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:
        _______________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:
        _______________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        _______________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:
        _______________________________________________________________________

    (5) Total fee paid:
        _______________________________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid: ________________________________________________

    2) Form, Schedule or Registration Statement No.: __________________________

    3) Filing Party: __________________________________________________________

    4) Date Filed: ____________________________________________________________

                              FEDERAL SCREW WORKS

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders:

      Notice is Hereby Given, that the Annual Meeting of Shareholders of FEDERAL SCREW WORKS, a Michigan corporation, will be held at the offices of the Company, 2400 Buhl Building, Detroit, Michigan 48226, on THURSDAY, OCTOBER 26, 1995 at 10:00 (Detroit time) in the forenoon of said day, for the following purposes:

      1. To elect three directors for a term of three years and until their successors shall be duly elected and qualified.

      2. To transact such other business as may properly come before the meeting or any adjournment thereof.

      Shareholders of record at the close of business September 1, 1995 will be entitled to notice of and to vote with respect to this solicitation.

                                    By Order of the Board of Directors,

                                       FEDERAL SCREW WORKS

                                       W. T. ZurSchmiede, Jr., Secretary

                                       Principal executive office:
                                       2400 Buhl Building
                                       Detroit, Michigan 48226

Detroit, Michigan
September 27, 1995

                   PLEASE FILL IN, SIGN AND MAIL PROMPTLY THE
                     ACCOMPANYING PROXY, WHETHER OR NOT YOU
                          PLAN TO ATTEND THE MEETING.

                                PROXY STATEMENT
                                      For
                         ANNUAL MEETING OF SHAREHOLDERS

      This statement is furnished in connection with the solicitation of Proxies being made by the Board of Directors of Federal Screw Works (hereinafter designated the "Company"), to be used at the Annual Meeting of Shareholders of the Company to be held on THURSDAY, OCTOBER 26, 1995 and at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The meeting will be held at the principal executive offices of the Company, 2400 Buhl Building, Detroit, Michigan 48226.

      The Company has only one class of securities, consisting at the close of business on September 1, 1995 of 1,086,662 issued and outstanding shares of common stock of the par value of $1.00 per share. Each of the 1,086,662 shares is entitled to one vote at the Shareholders meeting. The common stock transfer books will not be closed, but only Shareholders of record as of the close of business September 1, 1995 will be entitled to receive notice of and to vote with respect to this solicitation. The approximate date on which the proxy statement and form of proxy are to be first sent or given to security holders is September 27, 1995.

      Execution and return of a Proxy will not in any way affect a Shareholder's right to attend the meeting and to vote in person, and a Shareholder giving a Proxy has the power to revoke it at any time before it is exercised. Properly executed Proxies in the accompanying form, received in due time, and not previously revoked, will be voted at the meeting, or any adjournment thereof, as specified therein.

Election of Directors and Security Ownership of Management

      The Company's Articles of Incorporation provide that the number of Directors, as determined from time to time by the Board of Directors shall be seven, which number may be increased or decreased from time to time, but not to less than three. The Board of Directors has fixed the number of Directors at seven. Further in accordance with the Articles, the Board of Directors is divided into three classes, each class as equal in number as possible. At the 1995 Annual Meeting a total of three Directors is to be elected for a three-year term and in each case until their successors are elected and qualified. Those nominees are presently three of the Directors of the Company whose terms expire at the meeting. Other Directors whose terms have not expired will continue in office in accordance with their previous elections. The favorable vote of at least two-thirds (2/3) of the issued and outstanding shares of common stock will be required to elect Directors. An abstention by a Shareholder or a Broker non-vote has the effect of a negative vote. Votes cast are counted by two Inspectors of Election, one of which is the State Street Bank & Trust Co., the Company's Stock Transfer Agent. Management has nominated for election as such three Directors the persons named in the following table, which sets forth certain information as to each of the nominees and each Director whose term as such will continue after the Annual Meeting. The persons named in the enclosed form of Proxy will vote such Proxy for the election of such nominees. Although management does not contemplate that any of the nominees will be unable to serve, in the event that any nominee is unable to serve as Director at the date of the Annual Meeting, the Proxy will be voted in such case for any other nominee as may be designated by the present Board of Directors, or the Board of Directors may appropriately reduce the number of Directors to be elected. The names of such nominees, and of the Directors who will continue as such for their respective terms, their principal occupations, the year in which each first became a member of the Board of Directors of the

Company and their beneficial ownership of common stock of the Company as of September 1, 1995 are as follows:

                                                                                 Amount and Nature
  Name and Principal                                      Term    Director    of Beneficial Ownership     Percent
      Occupation                                        Expires     Since    as of September 1, 1995**   of Class
 -------------------                                    -------   --------   -------------------------   --------
Nominees standing for election to term expiring in
 1998:

John J. Slavin+
    President of Professional Corporation law firm
    since 1969. Since April 1992, Of Counsel to
    Dykema Gossett PLLC law firm which provides legal
    services to the Company. Age 74.                      1995      1965               15,233(a)            1.4%
F. D. Tennent+
    Business Consultant. Senior Vice President--
    Finance & Secretary of the Company, 1976 to 1986.
    Treasurer, 1983 to 1986. Vice President--                                                              less
    Finance, Secretary-Treasurer of the Company, 1969                                                      than
    to 1976. Age 69.                                      1995      1978                1,000               1%
W. T. ZurSchmiede, Jr.*
    Chairman of the Board & Chief Executive Officer
    since 1978; Chief Financial Officer, Secretary
    and Treasurer, since 1988. President of the
    Company and Chief Executive Officer, 1970 to
    1978. Age 69.                                         1995      1959              151,126(b)            13.9%

Directors continuing in office for their respective terms:

Dr. Thomas W. Butler, Jr.+
    President, Thomas W. Butler & Associates, Inc.,
    business consultants. Vice President, The Genlyte
    Group, 1985 to 1987, manufacturer of lighting
    systems. Dean, School of Engineering and Computer
    Science, Oakland University, Rochester, Michigan,
    1984 to 1985. Vice President, Engineering and                                                          less
    Research, AMF Inc., manufacturers of leisure and                                                       than
    industrial products, 1974 to 1984. Age 72.            1996      1978                1,000               1%
Hugh G. Harness*
    Business Consultant. President of the Company,
    1985 through Jan. 1994. Executive Vice President,
    1982 to 1985. Senior Vice President--Corporate
    Development, 1976 to 1982. Vice President--
    Corporate Development, 1975 to 1976. Member of
    Harness, Dickey and Pierce law firm, Patent
    Counsel to the Company, 1954 to 1975. Age 64.         1997      1965              136,380(c)            12.5%
Thomas ZurSchmiede*
    President of the Company, Feb. 1994. Vice
    President--Big Rapids Division, 1988-1994; Vice
    President--Corporate Development, 1984-1988;
    Director of Corporate Development, 1983 to 1984;
    General Manager, Votrax Division of the Company,
    1983; Assistant to the President of the Company,
    1981 to 1983. Age 44.                                 1997      1984               51,678(d)             4.8%
Robert F. ZurSchmiede*
    Vice President--Romulus Divisions, since 1986.
    Vice President and General Manager of the Romulus
    Division, 1984 to 1986; Assistant General Manager
    of the Romulus Division, 1983 to 1984; Assistant
    Manufacturing Manager, Romulus Division, 1982 to
    1983; Sales Representative for the Company, 1981
    to 1982; Inventory Control Supervisor, Detroit
    and Romulus Divisions, 1979 to 1981; Production
    Foreman Utex and Detroit Divisions, 1979. Age 42.     1996      1984               81,664(e)             7.5%
All Directors and Officers of the Company as a
  group                                                                               454,881               41.9%

* Member of Executive Committee of the Company's Board of Directors. + Member of Audit Committee of the Company's Board of Directors.

- ----------------
NOTES:

** Numerical Key: (1) sole voting power (2) shared voting power
                  (3) sole investment power (4) shared investment power

(a)(1) 14,609, (3) 14,609. Includes 624 shares owned by a family trust of which Mr. Slavin is Trustee, 4,500 shares owned by his Professional Corporation and 10,109 shares owned jointly with Mrs. Slavin.

(b)(1) 32,600 including 5,600 contingent shares as to which see Restricted Stock Bonus Plans, page 10. (2) 6,600 (3) 27,000 (4) 6,600. Also includes 111,926 shares owned by Mr. ZurSchmiede's daughters and their spouses, individually and as custodian for grandchildren, and 6,600 shares owned by the W. T. ZurSchmiede, Sr. Foundation, of which he is a Trustee, the beneficial ownership of all of which may be attributable to Mr. ZurSchmiede. Mr. ZurSchmiede disclaims beneficial ownership of all but 32,600 shares owned by him. 6,600 of the shares attributed to Mr. ZurSchmiede are also attributed to Mr. Harness, who shares the related voting and investment power. The elimination of duplicate holdings reduces the percent of class to 13.2%. Mr. ZurSchmiede may be deemed to be a controlling person of the Company by reason of his ownership of shares of the Company's outstanding common stock and his position as an officer and director of the Company.

(c)(1) 30,928 including 4,200 contingent shares as to which see Restricted Stock Bonus Plans, page 10. (2) 10,900 (3) 26,728 (4) 10,900. Also includes
   41,876 shares owned by Mr. Harness' wife, 51,676 shares owned by his children and 1,000 shares owned by his mother, the beneficial ownership of which may be attributable to Mr. Harness and 6,600 shares owned by the W.
   T. ZurSchmiede, Sr. Foundation of which Mr. and Mrs. Harness and Mr. ZurSchmiede, Jr. comprise the three Trustees. Mr. Harness disclaims beneficial ownership of all but 30,928 shares owned by him and 4,300 shares owned jointly with Mrs. Harness. 6,600 of the shares attributed to Mr. Harness are also attributed to Mr. ZurSchmiede Jr., who shares the related voting and investment power. Mr. Harness is Mr. ZurSchmiede, Jr.'s brother-in-law. The elimination of duplicate holdings reduces percent of class to 11.9%.

(d)(1) 46,878 including 10,400 contingent shares as to which see Restricted Stock Bonus Plans, page 10. (2) 4,800 (3) 36,478 (4) 4,800. Also includes 4,800 shares held as co-trustee for a niece and nephews which shares are also attributable to Robert F. ZurSchmiede, who shares the related voting and investment powers. Mr. ZurSchmiede disclaims beneficial ownership of all but 46,878 owned by him. Mr. ZurSchmiede is a son of W. T. ZurSchmiede, Jr. The elimination of duplicate holdings reduces the percentage of class to 4.3%.

(e)(1) 76,864 including 10,400 contingent shares as to which see Restricted Stock Bonus Plans, page 10. (2) 4,800 (3) 66,464 (4) 4,800. Also includes 4,800 shares held as co-trustee for a niece and nephews which shares are also attributable to Thomas ZurSchmiede, who shares the related voting and investment powers. Also includes 27,300 shares for which Mr. ZurSchmiede is custodian for his children, the beneficial ownership of which may be attributable to Mr. ZurSchmiede. Mr. ZurSchmiede disclaims beneficial ownership of all but 49,564 shares owned by him. Mr. ZurSchmiede is a son of W. T. ZurSchmiede, Jr. The elimination of duplicate holdings reduces the percentage of class to 7%.

Security Ownership of Certain Beneficial Owners

      In addition to the above persons (for whom the Company's mailing address may be used), the Company does not know of any person (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is the beneficial owner of more than five percent of the Company's voting securities, except as follows:

          Name and Address                Amount and Nature      Percent
        of Beneficial Owner            of Beneficial Ownership   of Class
        -------------------            -----------------------   --------
Dimensional Fund Advisors Inc.   (1)            75,800             6.97%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401

FMR Corp.                        (2)           108,800            10.01%
82 Devonshire Street
Boston, Massachusetts 02109-3614

- ----------------
(1) Under date of February 9, 1995, the Company received a confirmation of their holding from Dimensional Fund Advisors Inc., which advised the Company as follows:

          "Dimensional Fund Advisors Inc. ("Dimensional"), a registered investment advisor, is deemed to have beneficial ownership of 75,800 shares of Federal Screw Works stock as of December 31, 1994, all of which shares are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and the DFA Participating Group Trust, investment vehicles for qualified employee benefit plans, all of which Dimensional Fund Advisors Inc. serves as investment manager. Dimensional disclaims beneficial ownership of such shares."

(2) Under date of December 9, 1994, the Company received a copy of a Schedule 13G filed by FMR Corp., which advised the Company as follows:

              "Pursuant to the instructions in Item 7 of Schedule 13G, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 108,800 shares or 10.01% of the common stock outstanding of Federal Screw Works ("the Company") as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940.

              The ownership of one investment company, Fidelity Low-Priced Stock Fund, amounted to 108,800 shares or 10.01% of the common stock outstanding. Fidelity Low-Priced Stock Fund has its principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

              Edward C. Johnson 3d, FMR Corp., through its control of
          Fidelity, and the Funds each has sole power to dispose of the 108,800 shares owned by the Funds.

              Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees.

              Edward C. Johnson 3d owns 24.9% of the outstanding voting common stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. Various Johnson family members and trusts for the benefit of Johnson family members own FMR Corp. voting common stock. These Johnson family members, through their ownership of voting common stock and the execution of a family shareholders' voting agreement, form a controlling group with respect to FMR Corp."

                         Compensation Committee Report

      The Salary Compensation Committee of the Board of Directors ("Committee") is composed of four senior Members of the Board. It recommends to the full Board the salaries of all elected officers, the allocation of any cash bonus fund among elected officers and the criteria applicable to the accrual of the fund. The Committee is responsible for the continuing study of executive compensation generally, so that the Company may remain competitive in that regard. The three non-officer Members of the Committee comprise the Restricted Stock Bonus Committee which recommends persons to receive restricted stock awards, the form and amount of awards to be made, and the conditions under which awards are restricted.

Executive Compensation Policy

      The base salaries of the executive officers of the Company were adjusted upward during the course of fiscal 1994, considering particularly the Company's superior operating results for that year in the face of continuing very demanding conditions in the automotive industry. There were no increases in base salary in fiscal 1995; salary differences between fiscal 1995 and fiscal 1994 shown in the Summary Compensation Table in the Company's proxy statement reflect the fact that the increases adopted during fiscal 1994 were not retroactive to the beginning of fiscal 1994, but did apply throughout fiscal 1995. Fiscal 1995 resulted in a further superior operating result which permitted the Company to increase its extra cash divided to $0.70 per share payable to its shareholders in October, 1995. The Compensation Committee will continue its evaluation of each executive's performance under the Company's highly competitive circumstances, as well as the Company's performance as a whole, including improving production efficiencies with emphasis on quality and parts requiring high technology.

      The Compensation Committee will continue to emphasize long-term performance and increases in shareholder value, will support a bonus incentive program based on the financial performance of the Company, and will offer meaningful and competitive retirement and supplemental benefits that are consistent with the Company's objective of rewarding and retaining key employees.

      The Cash Bonus Plan described in footnote (1) to the Summary Compensation Table on page 6 was adopted in 1989, and is a less generous version of a similar plan in place for many years prior to 1989. The Plan is structured in such a way that no bonus amount is accrued in any fiscal year unless earnings exceed a base amount equal to eight percent of beginning of the year shareholders' equity.

CEO Compensation

      The Compensation of the Chief Executive Officer is fixed by the full Board of Directors (other than the CEO), after considering recommendations of the Compensation Committee. The Committee makes recommendations consistent with the objectives, performance, and results mentioned above. The Committee engages and consults with outside compensation consultants, and considers overall competitive compensation arrangements of other relevant companies. The Committee does not however specifically link renumeration of the CEO solely to quantitative measures of performance because of the extremely competitive automotive markets served by the Corporation. In recognition of the Company's excellent financial results for fiscal 1994 and 1995, the Committee recommended a special one-time $140,000 bonus payment to the CEO in fiscal 1995, which is reflected in the bonus column of the Summary Compensation Table.

      The Committee undertook a comprehensive study of the general level of executive retirement benefits available under the Company's Salaried Pension Plan. This study was conducted over a period of several months during the past fiscal year, and employed extensive use of outside compensation consultants. The Committee concluded that a rolling two-year incentive plan for the CEO would be desirable to remain competitive with current market practices, and such one-time incentive plan was recommended to the full Board (not including the CEO) and subsequently adopted.

      The intermediate term bonus plan is intended to provide the CEO with an incentive tied to the sustained improvement in Company financial performance. The amount earned under the plan will be based on the Company meeting or exceeding prescribed goals in revenue growth and return on equity (ROE) for fiscal 1995 and 1996. Depending on the Company's performance for fiscal 1995 and 1996, the value of Mr. ZurSchmiede, Jr.'s bonus could range from zero to 150 percent of his 1994 cash bonus ($140,000). The threshold goals in revenue growth and return on equity for fiscal 1995 and 1996 are 8 percent average annual growth in revenue (4.3 percent being the average annual growth for fiscal years 1988 to 1993, inclusive) and 12 percent average return on equity (7.35 percent being the average return on equity for fiscal years 1988 to 1993, inclusive). The maximum levels are earned at 12 percent average annual growth in revenue and 16 percent average return on equity. Both thresholds must be met for any award to be earned. Additional information concerning the plan is contained in the section Long-Term Incentive Plan, below.

                                               Compensation Committee
                                               Thomas W. Butler, Jr.
                                               John J. Slavin
                                               F. D. Tennent
                                               W. T. ZurSchmiede, Jr.

Compensation Committee Interlocks and Insider Participation

      One Member of the Committee is an officer of the Company; one, the Committee Chairman, is a former officer; and one is Of Counsel to Dykema Gossett PLLC which regularly provides legal services to the Company. There are no "interlocks" as defined by the Securities and Exchange Commission.

                             Executive Compensation

      The following table sets forth information with respect to the compensation paid by the Company during the Company's last three fiscal years, to (i) the Chief Executive Officer of the Company and (ii) each of the four highest compensated executive Officers of the Company whose compensation exceeded $100,000.

                           Summary Compensation Table

                                                                                                Long-Term
                                                                                              Compensation
                                                              Annual Compensation                Awards
                                                     --------------------------------------   ------------
                                                                                               Restricted
                                                                             Other Annual         Stock          All Other
   Name and Principal Position             Year      Salary    Bonus (1)   Compensation (2)    Awards (3)    Compensation (4)
   ---------------------------             ----      ------    ---------   ----------------   ------------   ----------------
W. T. ZurSchmiede, Jr.                     1995     $295,000    $320,000        $32,900             0             $11,993
  Chairman of the Board and Chief          1994      279,250     140,000         63,550             0               7,281
  Executive Officer, Chief Financial       1993      268,000      59,700              0             0               5,569
  Officer, Secretary and Treasurer

Thomas ZurSchmiede                         1995      290,000     180,000         43,200             0              11,040
  President and C.O.O.                     1994      227,873     140,000              0             0               2,622
  since Feb. 1, 1994                       1993      164,000      28,700              0             0               1,817

Robert F. ZurSchmiede                      1995      240,000     180,000         39,000             0               8,300
  Vice President --                        1994      201,500     130,000              0             0               1,366
  Romulus Divisions                        1993      164,000      28,700              0             0               1,201

J. M. O'Brien                              1995      240,000     180,000         43,600             0              11,657
  Vice President --                        1994      201,500     130,000              0             0               1,319
  Sales and Marketing                      1993      164,000      28,700              0             0               1,120

Jeffrey M. Harness                         1995      210,000      80,000         34,600             0               3,551
  Vice President -- Chelsea                1994      169,166      80,000              0             0                 991
  and Novex Tool Divisions                 1993      131,933      50,350              0             0                 877

- ----------------
(1) A Cash Bonus Plan, the eligible participants in which are the Officers of the Company, was adopted for the fiscal year ended June 30, 1989, and has been in effect each subsequent year. The bonus fund is subject to discretionary award by the Board to those eligible participants recommended to the Board by the Chief Executive Officer and the Salary Compensation Committee. Any accrued bonus fund not awarded may be carried forward for award in the current or subsequent years. Under the Plan no allocation is made to the bonus fund in any fiscal year in which pre-tax earnings fail to exceed a base amount equal to eight (8%) percent of beginning of the year shareholders' equity. In any year that pre-tax earnings exceed the base amount, an allocation is made to the bonus fund calculated as a percentage of pre-tax earnings, the percentage being equal to the sum of one (1%) percent plus .04 of 1% for each $10,000 that pre-tax earnings exceed the base amount. The maximum percentage allowable is 9-1/2%. For the fiscal year ended June 30, 1995, the base amount was $2,197,148, the percentage allowance was 9-1/2% and the fund allocation was $860,000 all of which was awarded by the Board, except for $60,000 which was carried forward for award in the current or subsequent years. The Plan has been continued for the fiscal year to be ended June 30, 1996, with the base amount of pre-tax earnings required for allocation being increased to $2,476,571 as a result of a $3,492,773 increase in shareholders' equity. Pre-tax earnings is defined to exclude the effect of FAS 106. For Mr. ZurSchmiede, Jr., the amount shown for 1994 is restated from the 1994 Proxy Statement to reflect placement of $22,385 for his life insurance premium under the "Other Annual Compensation" column for that year. Also for Mr. ZurSchmiede, Jr., the amount shown for 1995 includes a special supplemental bonus payment of $140,000, in recognition of the Company's excellent financial results for fiscal 1994 and 1995.

(2) The amount shown for Mr. ZurSchmiede, Jr. for 1994 is restated from the 1994 Proxy Statement as described in note 1, with respect to $22,385 for his life insurance premium. The amount shown for each officer in 1995 includes special payments to assist them in obtaining life insurance in lieu of the Company undertaking such expense directly, and gross-up payments for tax liabilities on such insurance premium payments, at each officer's effective tax rate, as follows: W. T. ZurSchmiede, Jr., $22,385 (premium), $10,515 (tax liability gross-up); Thomas ZurSchmiede, $23,192 and $20,008; Robert F. ZurSchmiede, $21,353 and $17,647; J. M. O'Brien, $23,192 and $20,408; Jeffrey M. Harness, $18,940 and $15,660.

(3) Subject to the contingencies of death, or retirement under the Company's Salaried Employees' Retirement Plan, the Restricted Stock Bonus Plans require that each Participant "earn out" awarded shares over a period which extends to the earlier of ten years or the Participant's normal retirement date. During the period of restriction, the certificates representing the shares are deposited with the Company. The dividend paid to shareholders of the Company is paid on these shares. At June 30, 1995, the aggregate number and market value (at the then amount of $22.88/share) of unvested restricted shares of Company common stock held by each of the named executive Officers were: W. T. ZurSchmiede, Jr., 5,600 shares valued at $128,128; Robert F. ZurSchmiede, 10,400 shares valued at $237,952; Thomas ZurSchmiede, 10,400 shares valued at $237,952; J. M. O'Brien, 10,400 shares valued at $237,952; and Jeffrey M. Harness, 7,000 shares valued at $160,160. No restricted stock awards were made in the 1993, 1994, or 1995 fiscal years.

(4) The amounts shown consist of the Company-paid portion of the premiums on additional term life insurance, and cash payments, including tax liabilities, to compensate each officer for the reduction in the Company's Salaried Pension Plan contribution for 1995 due to certain Internal Revenue Service regulations, as follows: W. T. ZurSchmiede, Jr., $11,993 (term insurance); Thomas ZurSchmiede, $3,480 (term insurance) and $7,560 (pension reduction and related tax-liability compensation); Robert F. ZurSchmiede, $1,120 and $7,180; J. M. O'Brien, $1,517 and $10,140; Jeffrey M. Harness,
    $1,111 and $2,440.

                            Long-Term Incentive Plan

      The following table sets forth information with respect to the CEO Intermediate Term Bonus Plan adopted by the Company's Board of Directors, which applies only to fiscal years 1995 and 1996.

                      LONG-TERM INCENTIVE PLAN -- ADOPTED
                              IN FISCAL YEAR 1995

                                                                  Estimated Future Payout
                              Number          Performance             Under Non-Stock
                            of Shares,      or Other Period          Price-Based Plans
                          Units or Other         Until        -------------------------------
                              Rights          Maturation      Threshold    Target     Maximum
          Name                  (#)            or Payout         ($)         ($)        ($)
          ----            --------------    ---------------   ---------    ------     -------
 W. T. ZurSchmiede, Jr.         (1)        FY 1995 and 1996    $70,000    $140,000   $210,000

- ----------------
(1) The CEO Intermediate Term Bonus Plan payment depends on the average annual return on equity and average annual revenue (net sales) growth for the fiscal years 1995 and 1996. No amount will be paid unless both the average return on equity equals or exceeds 12 percent and the average revenue growth equals or exceeds 8 percent. If both thresholds are met or exceeded, the Plan payment will equal (1) $70,000 plus (2) $17,500 times the sum of
    (a) the percentage by which average return on equity exceeds 12 percent (up to a maximum of four percentage points), plus (b) the percentage by which average revenue growth exceeds 8 percent (up to a maximum of four percentage points). Target average return on equity equals 14 percent and target average revenue growth equals 10 percent. Maximum payout is earned if average return on equity equals 16 percent and average revenue growth equals 12 percent.

Comparative Performance Graph

      The graph below compares the cumulative total shareholder return on the common stock of the Company for the last five fiscal years with the cumulative total return on the S&P 500 Index and a Peer Group over the same period (assuming the investment of $100 in the Company's common stock, the S&P 500 Index and the Peer Group, and reinvestment of all dividends).

                       COMPARISON OF 5 YEAR TOTAL RETURN
               FEDERAL SCREW WORKS, S&P 500 INDEX & A PEER GROUP

      [EDGAR NOTE: The performance graph required by Item 402(l) of Regulation S-K appears in this position of the paper document. A copy of the performance graph on paper is being submitted to the Branch Chief in the Division of Corporation Finance. A table containing the data used to create the performance graph's data points is provided below.]

                          FYE 1990   FYE 1991   FYE 1992   FYE 1993   FYE 1994   FYE 1995
                          --------   --------   --------   --------   --------   --------
Federal Screw Works       $100.00    $ 89.53    $132.19    $156.23    $177.90    $246.27
S & P 500 Index           $100.00    $107.40    $121.80    $138.40    $140.35    $176.94
Peer Group (1)            $100.00    $ 92.69    $ 82.80    $102.16    $103.87    $140.51

- ----------------
(1) Includes Chicago Rivet & Machine Co., Elco Industries, Inc., Hi-Shear Industries, Inc., Medalist Industries, Inc., Penn Engineering & Manufacturing Corp., RB&W Corporation and SPS Technologies. The index is weighted based upon the beginning of period market capitalization values.

Certain Relationships and Related Transactions

      Mr. Hugh G. Harness took early retirement as President and C.O.O. of the Company effective February 1, 1994. Mr. Harness agreed to perform consulting services for the Company for eight years with compensation for those services commencing in 1994 at $130,200 with annual reductions of $5,000 a year to $95,200 in 2001. Mr. Harness' retirement supplement reported in previous Proxy Statements as in the monthly amount of $3,333, was increased to $4,000, payable for 120 months, commencing at his retirement. Mr. Harness' participation in the Cash Bonus Plan, reported in prior Proxy Statements, was terminated. Restricted shares of Company stock unvested as of June 30, 1995 in the number of 4,200 shares valued at $96,096 will continue to vest in accordance with the vesting schedules provided for in the grants.

      In the ordinary course of business and pursuant to the Company's standard practice in such circumstances, the Company purchased from William G. Harness the house he owned in Big Rapids, Michigan, following his transfer by the Company from the Big Rapids Division to the Steel Processing Division in Romulus, Michigan, at a price equal to the price paid by Mr. Harness when he purchased the house plus the cost of certain improvements made to such house by Mr. Harness. Mr. Harness is a son of Hugh G. Harness.

Restricted Stock Bonus Plans

      The Board of Directors adopted a Restricted Stock Bonus Plan in 1979, and an Employee Restricted Stock Bonus Plan in 1983, for allocation of restricted shares of the Company's common stock to officers and other employees of the Company in recognition of their past contributions, and to encourage their future contributions, to the profitability of the Company. Allocations of restricted shares to individual employees are recommended to the Board by the Restricted Stock Bonus Committee, taking into consideration evaluations by management. Among the factors considered by the Committee are improvement in earnings, the Company's performance in relation to others in its field of business, the results of the particular Division of the Company in which an individual is employed, the performance of individual employees and such other factors as the Committee may deem relevant. The Plan is administered by the Restricted Stock Bonus Committee of the Board, none of the members of which are employees of the Company or eligible to receive such awards. No bonus shares were awarded during fiscal 1995. See further note 3 to the Summary Compensation Table, page 7.

Retirement Supplement

      W. T. ZurSchmiede, Jr. in 1986 entered into an agreement with the Company pursuant to which he has earned out supplemental retirement benefits for 120 months by remaining in the Company's employ until age 65. The Company may terminate such payments if, at any time, the employee shall fail or refuse to provide advice and counsel to the Company when reasonably requested to do so. The monthly supplement provided for Mr. ZurSchmiede, Jr. is $4,166, the monthly disability is $3,332 and the death benefit is $333,000. Mr. ZurSchmiede Jr.'s supplement is fully funded by charges to operations in prior years.

Salaried Pension Plan

      The Company maintains a Salaried Pension Plan, which covers all salaried employees. The remuneration covered by the Plan is salary only. The approximate years of credited service for the officers named in the Summary Compensation Table are: W. T. ZurSchmiede, Jr., 28, Robert F. ZurSchmiede, 17, Thomas ZurSchmiede, 14; J. M. O'Brien, 20; Jeffrey M. Harness, 15. For the 1995 plan year the Plan has been amended so that the maximum salary taken into account in calculating plan benefits is limited to $55,000, in order to comply with requirements of the Internal Revenue Code. Company contributions are computed on an actuarial basis which provides for fixed benefits in the event of retirement at a specific age or after a specified number of years of service. Contributions by the Company are, therefore, made to the Plan in the aggregate and the amount of the contribution, payment, or accrual in respect of a specified person is not and cannot readily be separately or individually calculated by the regular actuaries for the Plan. The following table illustrates representative retirement benefits at the maximum levels for various service periods for employees under the Plan.

Average Salary During
 The Final Ten Years         Annual Normal Retirement Benefits
      of Service        For Years of Credited Service Indicated(1)
- ---------------------   ------------------------------------------
                           15         20          25         30
                          ----       ----        ----       ----
       $55,000.......    $15,675    $20,700    $26,125    $26,125

- ----------------
(1) Payable on a Life and 10 Year Certain basis. Life Only Option is not available under the Plan. For married participants, however, the form of benefit payment is the qualified 50% or 100% Joint and Survivor Annuity, unless another form is elected. Benefits are increased actuarially for late retirement. The benefit amounts set forth are not subject to any reduction for Social Security benefits.

    The amount payable to Plan participants may not be less than their June 30, 1995 accrued benefit. The estimated annual accrued benefits as of June 30, 1995 are: Jeffrey M. Harness, $15,576; J. M. O'Brien, $26,244; Robert ZurSchmiede, $22,800; Thomas ZurSchmiede, $21,492; W. T. ZurSchmiede, Jr., $127,610 (after adjustments for late retirement). In lieu of his annual benefit, W. T. ZurSchmiede, Jr. elected to receive his plan benefit in a single lump sum payment.

401K Savings Plan

      The Company has adopted, effective September 1, 1993, a 401(k) tax deferred savings plan. This plan is available to all eligible employees, essentially all full time, non-organized employees. The plan is non-contributory, that is, the Company does not match any portion of the employees' contributions. The Company does, however, bear the costs of administering the plan, which are expected to be about $7,500 per year. Employees may contribute up to 20% of their annual compensation, but not more than the maximum amount permitted under the Internal Revenue Code. Comerica Bank is the Trustee of the plan. Contributions are invested in one or more of six no-load mutual funds sponsored by Comerica Bank, and two Fidelity mutual funds, as selected by each employee.

Board of Directors and Committees

      Directors who are employees of the Company receive no compensation in addition to their salaries and benefits received as employees. Directors who are not employees of the Company are paid quarterly a retainer fee of $4,500 for all services as a Director. In addition, the Chairman of the Audit Committee receives $750 quarterly and the Chairman of the Salary Compensation Committee receives $750 quarterly. Each Director is a party to an agreement with the Company under which it confirms to him the indemnity provided for Directors under the Michigan Business Corporation Act and secures that undertaking by providing for relating bank Letters of Credit, Trusts or other arrangements.

      To attract, retain and motivate service on the Company's Board of Directors, the Company has a retirement plan for Directors who are not also employees of the Company. A Director who has served at least five years on the Board of Directors is entitled to a retirement benefit beginning as of the first day of the fiscal quarter next following the date of termination of his or her directorship. The benefit will be paid quarterly for a period of time equal to the years of Board service of the Director but not to exceed fifteen years (10 years if the recipient is not the Director or his spouse) and will be in the amount of the quarterly base retainer fee being paid to the Director at the time of his or her termination as a Director or the above quarterly retainer whichever is greater. Directors who are former employees of the Company but who have at least one year of service on the Board as a non-employee of the Company will be entitled to the same benefits as if all of their Board service had been as a non-employee. The plan will be funded pursuant to the terms of a so-called Rabbi trust created September 13, 1995. The trust is irrevocable, but in the event all benefits payable under the plan have been paid, all amounts remaining in the trust would be returned to the Company. In the event of the insolvency (as defined in the trust agreement) of the Company, all amounts held in trust would be subject to the claims of the Company's creditors.

      During the fiscal year ended June 30, 1995, the Board of Directors held seven meetings. The Company has standing Audit, Salary Compensation, Finance and Restricted Stock Bonus Committees but does not have a standing Nominating Committee or any Committee performing similar functions.

      The Audit Committee, comprising Messrs. Tennent (Chairman), Butler (Vice Chairman) and Slavin, held two meetings during the year. Generally, the Audit Committee recommends to the full Board the engagement or discharge of the independent public accountants to be appointed for the Company; reviews the proposed scope of the annual audit and the findings of the independent public accountants upon completion of the annual audit; reviews the independence of the public accountants and considers the range of their audit and non-audit fees; reviews with the independent public accountants and with appropriate corporate personnel the adequacy of internal procedures and controls and monitors the Company's published policies on management integrity.

      The Finance Committee, comprising Messrs. ZurSchmiede, Jr. (Chairman), Harness and Tennent, held two meetings during the year. The Committee studies and makes recommendations to the Board concerning fundamental financial policies of the Company with particular reference to the incurring of material corporate debt and material capital expenditures.

      The Salary Compensation Committee comprising Messrs. Tennent (Chairman), Butler (Vice Chairman), Slavin and ZurSchmiede, Jr., held two meetings during the year. The Committee recommends the salaries of all elected officers, including bonuses, and is responsible for the continuing study of executive compensation, so that the Company may remain competitive in that regard.

      The Restricted Stock Bonus Committee, comprising Board members who are not employees of the Company and not eligible for any stock award pursuant to the Plan (Messrs. Tennent, Chairman, Butler and Slavin), administers the Company's Restricted Stock Bonus Plan. The Committee recommends the persons who are to receive such awards, the form and amount of awards to be made to each person and the conditions under which awards are restricted. The Restricted Stock Bonus Committee did not meet during the year.

Relationship with Independent Public Accountants

      The Board of Directors has reappointed Ernst & Young as independent accountants to audit the financial statements of the Company for the current fiscal year. One or more members of the firm of Ernst & Young are expected to be present at the Annual Meeting of Shareholders, will be available to respond to appropriate questions, and will be afforded the opportunity to make a statement.

Compliance With Section 16(a) of the Exchange Act

      Under the securities laws of the United States, the Company's directors and its executive officers are required to report ownership of the Company's common stock and any changes in that ownership to the Securities and Exchange Commission and to furnish to the Company copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, and written representations of its directors and executive officers, the Company believes that during the fiscal year ended June 30, 1995 those filing requirements were complied with.

Concerning Other Matters Which May Come Before the Meeting

      At the meeting, reports will be received from the Officers of the Company relative to the operation, management and conduct of the Company during the fiscal year ended June 30, 1995, but it is not contemplated that there will be any vote in respect of any of said matters. Management is not aware of any other matters to be presented for action at the meeting, and it is not intended to bring any other matters before the meeting, except those specifically set forth above. However, should any other matters requiring the vote of the Shareholders arise, the persons named in the enclosed form of Proxy will vote such Proxy according to their best judgment.

Proposals for 1996 Annual Meeting

      Shareholder proposals pursuant to Rule 14(a)(8) promulgated under the Securities Exchange Act of 1934 must be received by the Company no later than May 31, 1996 in order to be included in the Company's Proxy Statement and Form of Proxy for that meeting. Such proposals must also meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholders' proposals.

Concerning Expenses of Proxies Solicitation

      The cost of soliciting Proxies will be borne by the Company. Proxies may be solicited by mail, telegraph or telex, or by directors, officers and regular employees of the Company in person or by telephone. The Company has retained the services of Corporate Investor Communications, Inc. to assist in the distribution of Proxy materials and to solicit Proxies from the banks, brokers and nominees at a cost of not to exceed $4,500 plus reasonable out-of-pocket expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding the Proxy Statement and the Annual Report to the beneficial owners of common stock of the Company.

      It is important that Proxies be returned promptly in order that a quorum of the Company's shares be represented at the Annual Meeting. Shareholders who do not expect to attend the meeting in person are urged to execute and return, without delay, the enclosed form of Proxy in the enclosed, stamped envelope.

                                      By Order of the Board of Directors

                                            W. T. ZurSchmiede, Jr., Secretary

Detroit, Michigan
September 27, 1995

P.S. Although not a part of the Proxy soliciting material, a copy of the Company's Annual Report for the fiscal year ended June 30, 1995 is enclosed herewith.

[Form of Proxy -- Front]

                        FEDERAL SCREW WORKS

   The undersigned hereby constitutes and appoints T. W. Butler, Jr. and
R. F. ZurSchmiede, or either of them, attorneys and proxies with full power of substitution to vote at the Annual Meeting of Shareholders of Federal Screw Works, to be held on Thursday, October 26, 1995, or at any adjournment or adjournments thereof.

   The shares represented by this proxy will be voted as directed. Unless authority is withheld, this proxy will be voted to elect as directors the nominees shown.

   Discretionary authority is hereby conferred as to any other matters as may properly come before the meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders, the Proxy Statement dated September 27, 1995, and the Annual Report of Simpson Industries, Inc. to its Shareholders for the year ended June 30, 1995. The undersigned ratifies all that the proxies or any of them or their substitutes may lawfully do or cause to be done by virtue hereof and revokes all former proxies.

PLEASE VOTE, DATE AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN ENCLOSED
                            ENVELOPE.

Please sign this Proxy exactly as your name appears on the books of the Company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

                     HAS YOUR ADDRESS CHANGED?
______________________________________________________________________
______________________________________________________________________
______________________________________________________________________



[Form of Proxy -- Back]

/X/ PLEASE MARK VOTES
    AS IN THIS EXAMPLE
                                                                 With-  For All
                                                           For   hold   Except
                                1.) Election of Directors  / /    / /    / /

FEDERAL SCREW WORKS                        John J. Slavin, F. D. Tennent
                                             and W. T. ZurSchmiede, Jr.

                                    If you do not wish to direct the voting of your shares for a particular nominee, mark the "For All Except" box and strike a line through the Nominee(s) name. Your shares will be voted for the remaining Nominee(s).
RECORD DATE SHARES:
                                2.) To act in their discretion upon the
                                    transaction of such other business as may properly come before the meeting.

Please be sure to sign and date this Proxy.
                                                     Mark box at right  / /
                         Date____________________    if address change
                                                     has been noted
________________________ ________________________    on the reverse side.
Shareholder sign here    Co-owner sign here

DETACH CARD                                                     DETACH CARD